Exhibit 10.1
AMENDMENT NO. 1
TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 1 to Employment Agreement dated June 1, 2004, by and between Quanta Services, Inc., a Delaware corporation (“Employer”), and Kenneth W. Trawick (“Employee”), is hereby entered into this 17th day of March, 2007.
     WHEREAS, Employer and Employee entered into an Employment Agreement on June 1, 2004 (the “Employment Agreement”); and
     WHEREAS, Employer and Employee desire to amend the terms of the Employment Agreement;
     NOW, THEREFORE, Employer and Employee agree as follows:
     1. Section 13(e)(iii) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following new Section 13(e)(iii):
“(iii) the stockholders of Employer shall approve a merger, consolidation, recapitalization or reorganization of Employer, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least fifty percent (50%) of the holders of outstanding voting securities of Employer immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or”
     2. A new Section 20 is added to the end of the Employment Agreement to read as follows:
“20. Compliance with Section 409A of the Code.
     (a) Notwithstanding any provision of the Agreement to the contrary and except as provided by this clause (a), if Employee is a “specified employee” as defined under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder, Employee shall not be entitled to any payments or benefits in the nature of non-qualified deferred compensation within the meaning of Section 409A (“Deferred Compensation”) and Employer shall not pay or provide such Deferred Compensation, upon a separation of his service until the earlier of: (i) the date which is six (6) months after Employee’s separation from service for any reason other than death or “disability” (as defined in Section 409A), or (ii) the date of his death (the “Payment Date”). The provisions of this Section 20(a) shall apply only if necessary to avoid the imposition of taxes and penalties under Section 409A relating to the payment of non-qualified deferred compensation to specified employees upon their separation from service. The determination of whether Section 409A is deemed to apply to the payment of any amounts hereunder shall be made in good faith by Employer after consultation with and advice from its legal or accounting advisors and after consulting with Employee. If this Section 20(a) becomes applicable such that the payment of Deferred Compensation is delayed, any payments that are so delayed shall accrue interest, from the date of a separation of service through the Payment Date, at the “prime rate” as reported in the Wall Street Journal (or such other nationally recognized source if no such rate is then available) on the date of such separation (or the first business day following such date if such separation does not occur on a business day) and shall be paid in a lump sum on the Payment Date.
     (b) If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, Employer shall, after promptly consulting with and receiving the approval of Employee (which shall not be unreasonably withheld), reform such provision; provided that Employer agrees (both in the application of this subsection (b) and the above subsection (a)) to maintain, to the maximum extent practicable, the original intent and economic benefit to Employee of the applicable provision without violating the provisions of Section 409A.”
     3. Any provisions of the Employment Agreement not specifically amended herein shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto set their hand the day and year first above written.

QUANTA SERVICES, INC.
By:	/s/ JOHN R. COLSON
John R. Colson
Chief Executive Officer

EMPLOYEE:
/s/ KENNETH W. TRAWICK
Kenneth W. Trawick